MANAGEMENT'S REPORT
Gulf Power Company 1997 Annual Report

The management of Gulf Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The Company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that books and records reflect only authorized transactions of the Company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The Company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The Company's system of internal accounting controls is evaluated on an ongoing basis by the Company's internal audit staff. The Company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors, and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the Company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of Gulf Power Company in conformity with generally accepted accounting principles.





/s/Travis J. Bowden
   Travis J. Bowden
   President and Chief Executive Officer


/s/Arlan E. Scarbrough
   Arlan E. Scarbrough
   Chief Financial Officer

February 11, 1998

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Gulf Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Gulf Power Company (a Maine corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1997 and 1996, and the related statements of income, retained earnings, paid-in capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 11-27) referred to above present fairly, in all material respects, the financial position of Gulf Power Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





/s/Arthur Andersen LLP
   Atlanta, Georgia
   February 11, 1998

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Gulf Power Company 1997 Annual Report

RESULTS OF OPERATIONS

Earnings

Gulf Power Company's 1997 net income after dividends on preferred stock was $57.6 million, a decrease of $0.2 million over the prior year. This change is primarily attributable to lower residential revenues as a result of milder than normal weather.

    In 1996, earnings were $57.8 million, representing an increase of $0.6 million compared to the prior year. Earnings in 1996 were affected primarily by higher retail revenues.

    The return on average common equity was 13.33 percent for 1997 and 13.27 percent for 1996.

Revenues

Operating revenues decreased in 1997 and increased in 1996 as a result of the following factors:

                                    Increase (Decrease)
                                      From Prior Year
                            -------------------------------------
                                 1997         1996        1995
                            -------------------------------------
                                        (in thousands)
Retail --
   Sales growth               $ 4,004      $ 7,123     $ 3,647
   Weather                     (5,277)      (1,057)      9,749
   Regulatory cost
     recovery and other        (7,837)       5,649      22,502
----------------------------------------------------------------
Total retail                   (9,110)      11,715      35,898
----------------------------------------------------------------
Sales for resale--
   Non-affiliates                 496        2,788      (5,698)
   Affiliates                  (1,002)        (857)      1,266
----------------------------------------------------------------
Total sales for resale           (506)       1,931      (4,432)
Other operating
   revenues                     1,107        1,642       8,798
----------------------------------------------------------------
Total operating
   revenues                   $(8,509)     $15,288     $40,264
================================================================
Percent change                   (1.3)%        2.5%        7.0%
----------------------------------------------------------------

   Retail revenues of $521 million in 1997 decreased $9.1 million or 1.7 percent from last year, compared with an increase of 2.3 percent in 1996 and 7.4 percent in 1995. The 1997 reduction was due primarily to a decrease in residential revenues as a result of mild weather and recovery of lower purchased power capacity costs.

   The decrease in regulatory cost recovery and other retail revenues is primarily attributable to the recovery of decreased purchased power capacity costs from affiliated companies. Regulatory cost recovery and other includes recovery provisions for fuel expense and the energy component of purchased power costs; energy conservation costs; purchased power capacity costs; and environmental compliance costs. The recovery provisions equal the related expenses and have no material effect on net income. See Notes 1 and 3 to the financial statements under "Revenues and Regulatory Cost Recovery Clauses" and "Environmental Cost Recovery," respectively, for further information.

   Sales for resale were $80.5 million in 1997, decreasing $0.5 million or 0.6 percent from 1996. Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. The capacity and energy components under these long-term contracts were as follows:

                           1997         1996           1995
                    ----------------------------------------
                                   (in thousands)
Capacity                $24,899      $25,400        $25,870
Energy                   18,160       19,804         18,598
------------------------------------------------------------
Total                   $43,059      $45,204        $44,468
============================================================

   Capacity revenues decreased slightly in 1997 and 1996, primarily reflecting the decline in net plant investment related to these sales.

   Sales to affiliated companies vary from year to year depending on demand and the availability and cost of generating resources at each company. These sales have little impact on earnings.

   The increase in other operating revenues in 1997 is primarily attributable to adjustments to reflect differences between recoverable costs and the amounts actually reflected in current rates. The increase in other operating revenues for 1996 was primarily due to increased amounts collected to recover newly-imposed county franchise fees. These fees are included in taxes other than income taxes and have no impact on earnings. See Notes 1 and 3 to the financial statements under "Revenues and Regulatory Cost Recovery Clauses" and

Gulf Power Company 1997 Annual Report

"Environmental Cost Recovery," respectively, for further discussion.

   Kilowatt-hour sales for 1997 and percent changes in sales since 1995 are reported below.

                          KWH                Percent Change
                      ------------     ---------------------------
                         1997           1997     1996      1995
                      ------------     ---------------------------
                       (millions)
Residential                 4,119        (1.0)%    3.6%      7.0%
Commercial                  2,898         3.2      3.7       6.3
Industrial                  1,903         5.3      0.7      (2.8)
Other                          18         1.6      2.7      (0.1)
                      ------------
Total retail                8,939         1.6      3.0       4.5
Sales for resale
   Non-affiliates           1,531        (0.2)     9.9      (1.6)
   Affiliates                 848        19.5     (6.5)    (13.1)
                      ------------
Total                      11,318         2.5      3.3       2.2
==================================================================

   Retail sales growth was lower in 1997 than in the past two years. Although the total number of residential customers served increased by more than 9,000 or 3.1% during the year, residential energy sales declined as a result of milder weather in 1997, compared with more normal weather in 1996. The increase in energy sales to the industrial class is primarily the result of the Real-Time-Pricing program. The price structure of this program has encouraged participating industrial customers to lower their peak demand requirements and increase their purchases of energy during off-peak periods. See "Future Earnings Potential" for information on the Company's initiatives to remain competitive and to meet conservation goals set by the Florida Public Service Commission
(FPSC).

   In 1997, energy sales for resale to non-affiliates were essentially unchanged, decreasing 0.2 percent, and are predominantly related to unit power sales under long-term contracts to other Florida utilities and bulk power sales under short-term contracts to other non-affiliated utilities. Energy sales to affiliated companies vary from year to year as mentioned previously.

Expenses

In 1997, total operating expenses decreased $3.9 million or 0.7 percent from 1996 primarily due to lower fuel and purchased power expenses and maintenance expenses, offset by higher other operation expenses and depreciation and amortization expenses. Total operating expenses for 1996 increased $12.7 million or 2.4 percent from 1995. The increase is due to higher purchased power expenses, other operation expenses, depreciation expenses, and taxes.

   In 1997, fuel and purchased power expenses decreased $10.1 million or 4.4 percent from 1996 reflecting the decrease in fuel and purchased power costs due to slightly lower fuel costs and increased generation. Fuel and purchased power expenses for 1996 increased $4 million or 1.8 percent from 1995. The change reflected the increase in purchased power from affiliated companies due to scheduled maintenance outages at Plant Crist and Plant Daniel during the first half of 1996. This increase was partially offset by a slight decrease in fuel expense reflecting a lower cost of fuel.

   The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                         1997      1996     1995
                                     ----------------------------
Total generation
   (millions of kilowatt-hours)        10,435    10,214    9,828
Sources of generation
   (percent)
   Coal                                  99.6      99.4     99.5
   Oil and gas                            0.4       0.6      0.5
Average cost of fuel per net
   kilowatt-hour generated
   (cents)
   Coal                                  1.97      1.99     2.08
   Oil and gas                           5.59      6.41     3.56
Total                                    1.99      2.02     2.09
-----------------------------------------------------------------

   Other operation expenses increased $11.1 million or 9.6% in 1997. The increase was primarily attributable to higher costs related to the amortization of prior year buyout and renegotiation of coal supply contracts. Other contributing factors were implementation costs related to a new customer accounting system and increased production and distribution costs related to 1997 work force reduction programs. In 1996, other operation expenses increased $1.8 million or 1.5 percent from the 1995 level. The increase was primarily attributable to an increase in administrative and general expenses including costs associated with the approved increase in the Company's annual accrual to

Gulf Power Company 1997 Annual Report

the accumulated provision for property damage to amortize deferred storm charges and restore the account balance to a reasonable level. See Note 2 to the financial statements under "Workforce Reduction Programs" for further discussion.

   Maintenance expenses decreased $3.1 million or 6.0 percent in 1997 and decreased $0.9 million or 1.7 percent in 1996. The decreases were primarily due to a decrease in scheduled maintenance of production facilities.

   Depreciation and amortization expenses increased $1.2 million or 2.2 percent in 1997 and increased $1.5 million or 2.8 percent in 1996. Both years increases were primarily due to an increase in depreciation expenses as a result of an increase in the average investment in distribution property required to serve the additional customers in the Company's service area.

   Federal and state income taxes decreased $2.8 million or 7.4 percent in 1997 primarily due to a decrease in taxable income.

   Interest expense in 1997 decreased $0.9 million or 3.0 percent from the prior year. The decrease is attributable to retirements and refinancings of long-term debt and reduced interest on notes payable, partially offset by the increase related to distributions on preferred securities of a subsidiary trust. In 1996, interest expense increased $0.9 million or 3.2 percent over the prior year. The increase was attributable to the issuance of $30 million of new first mortgage bonds in January 1996. The increase in interest on long-term debt was partially offset by a decrease in interest on notes payable as a result of a lower average amount of short-term notes outstanding.

Effects of Inflation

The Company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the Company is recovering its cost of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the Company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a potentially less regulated more competitive environment.

   Gulf Power currently operates as a vertically integrated utility providing electricity to customers within its traditional service area located in northwest Florida. Prices for electricity provided by the Company to retail customers are set by the FPSC.

   Future earnings in the near term will depend upon growth in energy sales, which is subject to a number of factors. Traditionally, these factors have included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the Company's service area.

   The electric utility industry in the United States is currently undergoing a period of change as a result of regulatory and competitive factors. Among the primary agents of change has been the Energy Policy Act of 1992 (Energy Act). The Company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access the Company's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for industrial and commercial customers and sell energy generation to other utilities. The Company has and will continue to evaluate opportunities to partner and participate in profitable cogeneration projects. In 1997, partnering with one of the Company's largest industrial customers, 15 megawatts of Company-owned cogeneration is being constructed on the customer's plant site. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The Company is aggressively working to maintain and expand its share of wholesale sales in the southeastern power markets.

Gulf Power Company 1997 Annual Report

   Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives to promote wholesale and retail competition are at varying stages. Among other things, these initiatives allow customers to choose their electricity provider. As the initiatives materialize, the structure of the utility industry could radically change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been or are being discussed in Florida, none have been enacted to date. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of any stranded investments. The inability of the Company to recover its investments, including the regulatory assets described in Note 1 to the financial statements, could have a material adverse effect on the financial condition of the Company. The Company is attempting to minimize or reduce its cost exposure.

   Continuing to be a low-cost producer could provide significant opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, unless the Company remains a low-cost producer and provides quality service, the Company's retail energy sales growth could be limited, and this could significantly erode earnings.

   The FPSC set conservation goals and approved programs to accomplish the goals beginning in 1995. The goals require conservation programs which reduce 154 megawatts of summer peak demand and 65 million KWH of sales by the year 2004. The Company can experience net growth as long as the filed programs achieve the intended reductions in peak demand and KWH sales. In response to these goals and seeking to remain competitive with other electric utilities, the Company has developed initiatives which emphasize price flexibility and competitive offering of energy efficiency products and services. These initiatives will enable customers to lower or alter their peak energy requirements. Besides promoting energy efficiency, another benefit of these initiatives could be the ability to defer the need to construct additional generating capacity.

   On September 3, 1996, the FPSC approved a new optional Commercial/Industrial Service Rider (CISR), which is applicable to the rate schedules for the Company's largest existing and potential customers who are able to show they have viable alternatives to purchasing the Company's energy services. The CISR, approved as a pilot program, provides the flexibility needed to enable the Company to offer its services in a more competitive manner to these customers. During 1997, the publicity of the CISR ruling, increased competitive pressures, and general awareness of customer choice pilots and proposals across the country has stimulated interest on the part of customers in custom tailored offerings. The Company has participated in one-on-one discussions with many of these customers, and has negotiated and executed two Contract Service Agreements within the CISR pilot program in 1997.

   The Company is heavily dependent upon complex computer systems for all phases of its operations. The year 2000 issue--common to most corporations--concerns the inability of certain software and databases to properly recognize date sensitive information beginning related to the year 2000 and thereafter. This problem could result in a material disruption to the Company's operation, if not corrected. The Company has assessed and developed a detailed strategy to prevent or at least minimize problems related to the year 2000 issue. In 1997, resources were committed and implementation began to modify the affected information systems. Total costs related to the project for Southern Company are estimated to be approximately $85 million, of which $8 million was spent in 1997. The Company's total costs related to the project are estimated to be approximately $5 million, of which $0.5 million was spent in 1997. Most all remaining costs will be expensed in 1998. Implementation is currently on schedule and all costs are being expensed as incurred. The degree of success of this project cannot be determined at this time. However, management believes that the final outcome will not have a material adverse effect on the operations of the Company.

Gulf Power Company 1997 Annual Report

   Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters." Also, Florida legislation adopted in 1993 that provides for recovery of prudent environmental compliance costs is discussed in Note 3 to the financial statements under "Environmental Cost Recovery."

   The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the Company's operations is no longer subject to these provisions, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

Exposure to Market Risks

Due to cost-based rate regulation, the Company has limited exposure to market volatility in interest rates and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the Company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statements as incurred. At December 31, 1997, exposure from these activities was not material to the Company's financial position, results of operations, or cash flows.

New Accounting Standards

The FASB has issued Statement No. 130, Reporting Comprehensive Income, which will be effective in 1998. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners (comprehensive income). Comprehensive income is the total of net income and all other non-owner changes in equity. These rules will be adopted by the Company in 1998.

   The FASB has issued Statement No. 131, Disclosure about Segments of an Enterprise and Related Information. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that it is used by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted the new rules in 1997, which do not have a significant impact on the Company's financial reporting. However, this conclusion may change as industry restructuring and competitive factors influence the Company's operations.

FINANCIAL CONDITION

Overview

The Company's financial condition continues to be very solid. During 1997, gross property additions were $54.3 million. Funds for the property additions were provided by internal sources. See the Statements of Cash Flows for further details.

Financing Activities

The Company continued to lower its financing costs by issuing new long term-notes and trust preferred securities and retiring higher-cost issues in 1997. The Company sold $40 million of trust preferred securities, $40.9 million of pollution control bonds, and $20 million of junior subordinated notes. Retirements, including maturities during 1997, totaled $25 million of first mortgage bonds, $40.9 million of pollution control bonds, $75.9 million of preferred stock, and $16 million of long-term bank notes. The refinancing of $40.9 million in pollution control bonds and $39.5 million in preferred stock will result in savings of over $2.6 million annually. See the Statements of Cash Flows for further details.

   Composite financing rates for the years 1995 through 1997 as of year end were as follows:

                                     1997      1996       1995
                                  ------------------------------
Composite interest rate on
   long-term debt                     5.9%      6.1%       6.5%
Composite preferred stock
   dividend rate                      6.1%      6.4%       6.4%
----------------------------------------------------------------
   The decrease in the composite interest rate on long-term debt from 1995 to 1997 reflects the Company's efforts to refinance higher-cost debt. The decrease in the composite preferred stock dividend rate in 1997 was primarily due to a decrease in dividends on the Company's adjustable rate preferred stock, reflecting lower interest rates, and the retirement of higher coupon rate preferred stock.

Gulf Power Company 1997 Annual Report

Capital Requirements for Construction

The Company's gross property additions, including those amounts related to environmental compliance, are budgeted at $192 million for the three years beginning in 1998 ($68 million in 1998, $62 million in 1999, and $62 million in 2000). Actual construction costs may vary from this estimate because of changes in such factors as: business conditions; environmental regulations; load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered. The Company does not have any major generating plants under construction, however, significant construction related to maintaining and upgrading transmission and distribution facilities and generating plants will continue.

Other Capital Requirements

In addition to the funds needed for the construction program, approximately $80 million will be required by the end of 2000 in connection with maturities of long-term debt. Also, the Company will continue to retire higher-cost debt and preferred stock and replace these securities with lower-cost capital as market conditions and terms of the instruments permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- significantly affected the Company. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of Southern Company. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

   Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I compliance totaled approximately $300 million for Southern Company, including approximately $42 million for Gulf Power.

   For Phase II sulfur dioxide compliance, Southern Company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Also, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired units as required to meet Phase II limits. Current compliance strategy for Phase II and ozone non-attainment could require total estimated construction expenditures for Southern Company of approximately $70 million, of which $55 million remains to be spent. Phase II compliance is not expected to have a material impact on Gulf Power.

   Following adoption of legislation in April of 1992 allowing electric utilities in Florida to seek FPSC approval of their Clean Air Act Compliance Plans, Gulf Power filed its petition for approval. The FPSC approved the Company's plan for Phase I compliance, deferring until a later date approval of its Phase II Plan.

   In 1993, the Florida Legislature adopted legislation that allows a utility to petition the FPSC for recovery of prudent environmental compliance costs that are not being recovered through base rates or any other recovery mechanism. The legislation is discussed in Note 3 to the financial statements under "Environmental Cost Recovery." Substantially all of the costs for the Clean Air Act and other new environmental legislation discussed below are expected to be recovered through the Environmental Cost Recovery Clause.

   In July 1997, the Environmental Protection Agency (EPA) revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. Also, in October 1997, the EPA issued a proposed regional ozone rule--if implemented--that could require substantial further reductions in NOx emissions from fossil-fueled generating facilities. Implementation of the standards and the proposed rule could result in significant additional compliance costs and capital expenditures that cannot be determined at this time.

Gulf Power Company 1997 Annual Report

   The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: emission control strategies for ozone non-attainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

   Gulf Power must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations the Company could incur substantial costs to clean up properties. The Company conducts studies to determine the extent of any required cleanup costs and has recognized in the financial statements costs to clean up known sites. For additional information, see Note 3 to the financial statements under "Environmental Cost Recovery."

   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of the Company's operations. The full impact of any such changes cannot be determined at this time.

   Compliance with possible additional legislation related to global climate change, electric and magnetic fields, and other environmental health concerns could significantly affect the Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electric and magnetic fields.

Sources of Capital

At December 31, 1997, the Company had $4.7 million of cash and cash equivalents and $32.5 million of unused committed lines of credit with banks to meet its short-term cash needs. Refer to Statements of Cash Flows for details related to the Company's financing activities. See Note 5 to the financial statements under "Bank Credit Arrangements" for additional information.

   In January 1998, Gulf Power Capital Trust II (Trust II), of which the Company owns all the common securities, issued $45 million of 7.0 percent mandatorily redeemable preferred securities. See Note 9 to the financial statements under "Company Obligated Mandatorily Redeemable Preferred Securities" for additional information.

   It is anticipated that the funds required for construction and other purposes, including compliance with environmental regulations, will be derived from operations; the sale of additional first mortgage bonds, long-term unsecured debt, pollution control bonds, and preferred securities; bank notes; and capital contributions from Southern Company. If the attractiveness of current short-term interest rates continues, the Company may maintain a higher level of short-term indebtedness than has historically been true. The Company is required to meet certain coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. The Company's coverage ratios are sufficient to permit, at present interest and preferred dividend levels, any foreseeable security sales. In December 1997, the Company obtained stockholder approval to amend the corporate charter including the elimination of the restrictions on the amount of unsecured indebtedness allowed. The amount of securities which the Company will be permitted to issue in the future will depend upon market conditions and other factors prevailing at that time.

Cautionary Statement Regarding Forward-Looking Information

Gulf Power Company's 1997 Annual Report contains forward-looking statements in addition to historical information. The Company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the Company's markets; potential business strategies--including acquisitions or dispositions of assets or internal restructuring--that may be pursued by the company; state and federal rate

Gulf Power Company 1997 Annual Report

regulation; changes in or application of environmental and other laws and regulations to which the Company is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; and other factors discussed in the reports--including Form 10-K--filed from time to time by the Company with the Securities and Exchange Commission.

STATEMENTS OF INCOME
For the Years Ended December 31, 1997, 1996, and 1995
Gulf Power Company 1997 Annual Report

========================================================================================================================
                                                                            1997               1996                1995
------------------------------------------------------------------------------------------------------------------------
                                                                                          (in thousands)
Operating Revenues:
Revenues                                                               $ 609,096          $ 616,603           $ 600,458
Revenues from affiliates                                                  16,760             17,762              18,619
------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                 625,856            634,365             619,077
------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation-
  Fuel                                                                   180,843            184,500             185,274
  Purchased power from non-affiliates                                     11,938              8,300               8,594
  Purchased power from affiliates                                         24,955             35,076              29,966
  Other                                                                  126,266            115,154             113,397
Maintenance                                                               47,988             51,050              51,917
Depreciation and amortization                                             57,874             56,645              55,104
Taxes other than income taxes                                             51,775             52,027              49,598
Federal and state income taxes (Note 8)                                   35,034             37,821              34,065
------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                 536,673            540,573             527,915
------------------------------------------------------------------------------------------------------------------------
Operating Income                                                          89,183             93,792              91,162
Other Income (Expense):
Interest income                                                            1,203              1,921               2,877
Other, net                                                                  (992)            (1,678)             (1,225)
Income taxes applicable to other income                                    1,584                248                (121)
------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                            90,978             94,283              92,693
------------------------------------------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                                                21,699             24,691              23,294
Other interest charges                                                     2,076              1,824               1,487
Interest on notes payable                                                    891              2,071               2,931
Amortization of debt discount, premium, and expense, net                   2,281              2,087               2,014
Distributions on preferred securities of subsidiary trust                  2,804                  -                   -
------------------------------------------------------------------------------------------------------------------------
Net interest charges                                                      29,751             30,673              29,726
------------------------------------------------------------------------------------------------------------------------
Net Income                                                                61,227             63,610              62,967
Dividends on Preferred Stock                                               3,617              5,765               5,813
------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                          $  57,610          $  57,845           $  57,154
========================================================================================================================
The accompanying notes are an integral part of these statements.



BALANCE SHEETS
At December 31, 1997 and 1996
Gulf Power Company Annual Report
=====================================================================================================================
ASSETS                                                                                     1997                 1996
---------------------------------------------------------------------------------------------------------------------
                                                                                                 (in thousands)

Utility Plant:
Plant in service (Notes 1 and 6)                                                     $1,762,244           $1,734,510
Less accumulated provision for depreciation                                             737,767              694,245
---------------------------------------------------------------------------------------------------------------------
                                                                                      1,024,477            1,040,265
Construction work in progress                                                            31,030               23,465
---------------------------------------------------------------------------------------------------------------------
Total                                                                                 1,055,507            1,063,730
---------------------------------------------------------------------------------------------------------------------
Other Property and Investments                                                              622                  652
---------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                                 4,707                  807
Receivables-
  Customer accounts receivable                                                           63,691               67,727
  Other accounts and notes receivable                                                     2,744                3,098
  Affiliated companies                                                                    7,329                1,821
  Accumulated provision for uncollectible accounts                                         (796)                (789)
Fossil fuel stock, at average cost                                                       19,296               28,352
Materials and supplies, at average cost (Note 1)                                         28,634               30,252
Current portion of deferred coal contract costs (Note 5)                                  4,456               16,389
Regulatory clauses under recovery (Note 1)                                                1,675                4,144
Prepayments                                                                               2,171                1,268
Vacation pay deferred                                                                     4,057                4,055
---------------------------------------------------------------------------------------------------------------------
Total                                                                                   137,964              157,124
---------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes (Note 8)                                        26,586               28,313
Debt expense and loss, being amortized                                                   22,941               23,308
Deferred coal contract costs (Note 5)                                                         -               13,126
Prepaid pension costs (Note 2)                                                           10,385                7,918
Deferred storm charges (Note 1)                                                             703                3,275
Miscellaneous                                                                            10,904               10,920
---------------------------------------------------------------------------------------------------------------------
Total                                                                                    71,519               86,860
---------------------------------------------------------------------------------------------------------------------
Total Assets                                                                         $1,265,612           $1,308,366
=====================================================================================================================
The accompanying notes are an integral part of these statements.

BALANCE SHEETS
At December 31, 1997 and 1996
Gulf Power Company 1997 Annual Report
=======================================================================================================================
CAPITALIZATION AND LIABILITIES                                                          1997                      1996
-----------------------------------------------------------------------------------------------------------------------
                                                                                              (in thousands)
Capitalization (See accompanying statements):
Common stock equity (Note 12)                                                    $   428,718                $  435,758
Preferred stock                                                                       13,691                    65,102
Company obligated mandatorily redeemable preferred securities of
   subsidiary trust holding Company Junior Subordinated Notes (Note 9)                40,000                         -
Long-term debt                                                                       296,993                   331,880
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                779,402                   832,740
-----------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Preferred stock due within one year (Note 11)                                              -                    24,500
Long-term debt due within one year (Note 11)                                          53,327                    40,972
Notes payable                                                                         47,000                    25,000
Accounts payable-
  Affiliated companies                                                                14,334                    10,274
  Other                                                                               20,205                    22,496
Customer deposits                                                                     13,778                    13,464
Taxes accrued                                                                          8,258                     8,342
Interest accrued                                                                       7,227                     7,629
Regulatory clauses over recovery (Note 1)                                              5,062                     5,884
Vacation pay accrued                                                                   4,057                     4,055
Dividends declared                                                                    10,210                    11,453
Miscellaneous                                                                          8,739                     5,668
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                192,197                   179,737
-----------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes (Note 8)                                           166,302                   163,857
Deferred credits related to income taxes (Note 8)                                     56,935                    64,354
Accumulated deferred investment tax credits                                           31,552                    33,760
Accumulated provision for postretirement benefits (Note 2)                            20,491                    18,339
Miscellaneous                                                                         18,733                    15,579
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                294,013                   295,889
-----------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 2, 3, 4, 5, and 7)
Total Capitalization and Liabilities                                              $1,265,612                $1,308,366
=======================================================================================================================
The accompanying notes are an integral part of these statements.



STATEMENTS OF CAPITALIZATION
At December 31, 1997 and 1996
Gulf Power Company 1997 Annual Report
=================================================================================================================================
                                                                  1997               1996             1997              1996
---------------------------------------------------------------------------------------------------------------------------------
                                                                        (in thousands)                 (percent of total)
Common Stock Equity:
Common stock, without par value --
     Authorized and outstanding --
         992,717 shares in 1997 and 1996                      $ 38,060           $ 38,060
Paid-in capital                                                218,438            218,438
Premium on preferred stock                                          12                 81
Retained earnings (Note 12)                                    172,208            179,179
---------------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                      428,718            435,758               55.0%              52.3%
---------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$10 par value --
     Authorized -- 10,000,000 shares,
     Outstanding -- 377,989 shares at December 31, 1997
       $25 stated capital --
         6.72%                                                   8,661             20,000
         7.00%                                                       -             14,500
         7.30%                                                       -             15,000
         Adjustable Rate -- at January 1, 1998:  4.67%             789             15,000
$100 par value --
     Authorized -- 801,626 shares
     Outstanding -- 42,411 shares at December 31, 1997
         4.64%                                                   1,255              5,102
         5.16%                                                   1,357              5,000
         5.44%                                                   1,629              5,000
         7.52%                                                       -              5,000
         7.88%                                                       -              5,000
---------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $836,000)                 13,691             89,602
---------------------------------------------------------------------------------------------------------------------------------
Less amount due within one year (Note 11)                            -             24,500
---------------------------------------------------------------------------------------------------------------------------------
Total excluding amount due within one year                      13,691             65,102                1.8               7.8
---------------------------------------------------------------------------------------------------------------------------------

STATEMENTS OF CAPITALIZATION (continued)
At December 31, 1997 and 1996
Gulf Power Company 1997 Annual Report
================================================================================================================================
                                                                        1997               1996      1997              1996
--------------------------------------------------------------------------------------------------------------------------------
                                                                         (in thousands)                 (percent of total)
Company Obligated Mandatorily
     Redeemable Preferred Securities (Note 9):
         $25 Liquidation Value--7.625%                                40,000                  -
--------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement--$3,050,000)                   40,000                  -         5.1               -
--------------------------------------------------------------------------------------------------------------------------------
Long-term Debt:
First mortgage bonds --
     Maturity                                Interest Rates
     August 1, 1997                          5.875%                        -             25,000
     April 1, 1998                           5.55%                    15,000             15,000
     July 1, 1998                            5.00%                    30,000             30,000
     July 1, 2003                            6.125%                   30,000             30,000
     November 1, 2006                        6.50%                    25,000             25,000
     January 1, 2026                         6.875%                   30,000             30,000
--------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                           130,000            155,000
Pollution control obligations (Note 10)                              169,630            169,630
Other long-term debt (Note 10)                                        55,327             51,299
Unamortized debt premium (discount), net                              (4,637)            (3,077)
--------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $20,771,000)                                     350,320            372,852
Less amount due within one year (Note 11)                             53,327             40,972
--------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                  296,993            331,880        38.1              39.9
--------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                               $ 779,402          $ 832,740       100.0%             100.0%
================================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1997, 1996, and 1995
Gulf Power Company 1997 Annual Report
==================================================================================================================================
                                                                                      1997               1996                1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in thousands)

Balance at Beginning of Year                                                     $ 179,179          $ 179,663           $ 168,951
Net income after dividends on preferred stock                                       57,610             57,845              57,154
Dividends on common stock                                                          (64,600)           (58,300)            (46,400)
Preferred stock transactions, net                                                       19                (29)                (42)
----------------------------------------------------------------------------------------------------------------------------------
Balance at End of Year (Note 11)                                                 $ 172,208          $ 179,179           $ 179,663
==================================================================================================================================


STATEMENTS OF PAID-IN CAPITAL
For the Years Ended December 31, 1997, 1996, and 1995
Gulf Power Company 1997 Annual Report
==================================================================================================================================
                                                                                      1997               1996                1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (in thousands)

Balance at Beginning of Year                                                     $ 218,438          $ 218,438           $ 218,380
Contributions to capital by parent company                                               -                  -                  58
----------------------------------------------------------------------------------------------------------------------------------
Balance at End of Year                                                           $ 218,438          $ 218,438           $ 218,438
==================================================================================================================================
The accompanying notes are an integral part of these statements.



STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1997, 1996, and 1995
Gulf Power Company 1997 Annual Report

=================================================================================================================================
                                                                              1997                   1996                   1995
---------------------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)
Operating Activities:
Net income                                                                $ 61,227              $  63,610              $  62,967
Adjustments to reconcile net income to net
     cash provided by operating activities --
         Depreciation and amortization                                      72,860                 71,825                 75,293
         Deferred income taxes                                              (7,047)                 2,157                    390
         Accumulated provision for property damage                           2,572                  4,227                (19,024)
         Deferred costs of 1995 coal contract renegotiation                  1,246                 10,931                (12,177)
         Other, net                                                         (1,413)                 1,123                  1,191
         Changes in certain current assets and liabilities --
            Receivables, net                                                (1,111)                   736                (12,210)
            Inventories                                                     10,674                 12,957                   (618)
            Payables                                                         1,398                 (7,078)                18,258
            Taxes accrued                                                    6,123                   (441)                (2,803)
            Current costs of 1995 coal contract renegotiation               14,778                 (5,099)                (9,859)
            Other                                                            4,240                  5,937                 (1,457)
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                165,547                160,885                 99,951
---------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                   (54,289)               (61,386)               (63,113)
Other                                                                          509                 (2,786)                 4,401
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                     (53,780)               (64,172)               (58,712)
---------------------------------------------------------------------------------------------------------------------------------
Financing Activities and Capital Contributions:
Proceeds:
     Preferred securities                                                   40,000                      -                      -
     First mortgage bonds                                                        -                 55,000                      -
     Pollution control bonds                                                40,930                 33,275                      -
     Other long-term debt                                                   20,000                 49,148                      -
Retirements:
     Preferred stock                                                       (75,911)                     -                 (1,000)
     First mortgage bonds                                                  (25,000)               (50,930)                (1,750)
     Pollution control bonds                                               (40,930)               (33,275)                  (125)
     Other long-term debt                                                  (15,972)               (34,923)               (13,314)
Notes payable, net                                                          22,000                (55,500)                27,000
Payment of preferred stock dividends                                        (5,370)                (5,749)                (5,813)
Payment of common stock dividends                                          (64,600)               (48,300)               (46,400)
Miscellaneous                                                               (3,014)                (5,332)                   (59)
---------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                    (107,867)               (96,586)               (41,461)
---------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                         3,900                    127                   (222)
Cash and Cash Equivalents at Beginning of Year                                 807                    680                    902
---------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                  $  4,707                $   807                $   680
=================================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
     Interest (net of amount capitalized)                                  $26,558                $26,050                $26,161
     Income taxes                                                          $36,010                $25,858                $38,537
---------------------------------------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Gulf Power Company 1997 Annual Report

1.  SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

General

Gulf Power Company is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), Southern Company Energy Solutions, and other direct and indirect subsidiaries. The operating companies (Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and Savannah Electric) provide electric service in four southeastern states. Gulf Power Company provides electric service to the northwest panhandle of Florida. Contracts among the operating companies -- dealing with jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission. The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Worldwide, Southern Energy develops and manages electricity and other energy related projects, including domestic energy trading and marketing. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Company Energy Solutions develops new business opportunities related to energy products and services.

   Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The Company is also subject to regulation by the FERC and the Florida Public Service Commission
(FPSC). The Company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the FPSC. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates.

   Certain prior years' data presented in the financial statements have been reclassified to conform with current year presentation.

Regulatory Assets and Liabilities

The Company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the Company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to the following:

                                              1997         1996
                                        -------------------------
                                             (in thousands)
Deferred income tax debits                $ 26,586      $ 28,313
Deferred loss on reacquired debt            20,494        20,386
Environmental remediation                    7,338         7,577
Current & deferred
   coal contract costs                       4,456        29,515
Vacation pay                                 4,057         4,055
Deferred storm charges                         703         3,275
Regulatory clauses over
   recovery, net                            (3,387)       (1,740)
Deferred income tax credits                (56,935)      (64,354)
Other, net                                    (629)       (1,202)
-----------------------------------------------------------------
Total                                     $  2,683      $ 25,825
=================================================================

   In the event that a portion of the Company's operations is no longer subject to the provisions of Statement No. 71, the Company would be required to write off related net regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Gulf Power Company 1997 Annual Report

Revenues and Regulatory Cost Recovery Clauses

The Company accrues revenues for service rendered but unbilled at the end of each fiscal period. The Company has a diversified base of customers and no single customer or industry comprises 10 percent or more of revenues. In 1997, uncollectible accounts continued to average significantly less than 1 percent of revenues.

   Fuel costs are expensed as the fuel is used. The Company's electric rates include provisions to periodically adjust billings for fluctuations in fuel, the energy component of purchased power costs, and certain other costs. The Company also has similar cost recovery clauses for energy conservation costs, purchased power capacity costs, and environmental compliance costs. Revenues are adjusted monthly for differences between recoverable costs and amounts actually reflected in current rates.

Depreciation and Amortization

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.6 percent in 1997, 1996, and 1995. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Also, the provision for depreciation expense includes an amount for the expected cost of removal of facilities.

Income Taxes

The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property. The Company is included in the consolidated federal income tax return of Southern Company. See Note 8 for further information related to income taxes.

Allowance for Funds Used During Construction
(AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. AFUDC amounts for 1997, 1996, and 1995 were immaterial and are included in other, net and other interest charges in the Statements of Income.

Utility Plant

Utility plant is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.

Financial Instruments

The Company's financial instruments for which the carrying amount did not equal fair value at December 31 were as follows:

                                     Carrying           Fair
                                      Amount           Value
                                 ----------------------------
                                         (in thousands)
Long-term debt
   At December 31, 1997              $350,320       $356,766
   At December 31, 1996              $372,852       $373,394

Capital trust preferred
   securities:
   At December 31, 1997               $40,000        $40,800
   At December 31, 1996                     -              -
-------------------------------------------------------------

Gulf Power Company 1997 Annual Report

   The fair values for long-term debt and preferred securities were based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Provision for Injuries and Damages

The Company is subject to claims and suits arising in the ordinary course of business. As permitted by regulatory authorities, the Company provides for the uninsured costs of injuries and damages by charges to income amounting to $1.2 million annually. The expense of settling claims is charged to the provision to the extent available. The accumulated provision of $1.4 million and $1.8 million at December 31, 1997 and 1996, respectively, is included in miscellaneous current liabilities in the accompanying Balance Sheets.

Provision for Property Damage

The Company is self-insured for the full cost of storm and other damages to its transmission and distribution property. At December 31, 1997, the accumulated provision for property damage had a negative balance of $0.7 million. The negative balance was reclassified to deferred storm charges in the accompanying Balance Sheets. In December 1995, the FPSC approved the Company's request to increase the amount of its annual accrual to the accumulated provision for property damage account from $1.2 million to $3.5 million and approved a target level for the accumulated provision account between $25.1 and $36 million. The FPSC has also given the Company the flexibility to increase its annual accrual amount above $3.5 million, when the Company believes it is in a position to do so, until the account balance reaches $12 million. The Company accrued $3.9 million in 1997 and $4.5 million in 1996 to the accumulated provision for property damage. The expense of repairing damages from major storms and other uninsured property damages is charged to the provision account.

2.  RETIREMENT BENEFITS

Pension Plan

The Company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on one of the following formulas: years of service and final average pay or years of service and a flat-dollar benefit. The Company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trust fund are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pension, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

The Company provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Trusts are funded to the extent deductible under federal income tax regulations or to the extent required by the Company's regulatory commissions. Amounts funded are primarily invested in equity and fixed-income securities. FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service."

Gulf Power Company 1997 Annual Report


Funded Status and Cost of Benefits

The funded status of the plans and reconciliation to amounts reflected in the Balance Sheets at December 31 are as follows:

                                              Pension
                                     -------------------------
                                           1997         1996
                                     -------------------------
                                               (in thousands)
Actuarial present value of
 benefit obligation:
     Vested benefits                   $ 97,180     $ 87,245
     Non-vested benefits                  3,886        5,101
-------------------------------------------------------------
Accumulated benefit obligation          101,066       92,346
Additional amounts related to
   projected salary increases            29,728       31,121
-------------------------------------------------------------
Projected benefit obligation            130,794      123,467
Less:
   Fair value of plan assets            222,196      191,152
   Unrecognized net gain                (80,497)     (58,900)
   Unrecognized prior service cost        5,244        5,618
   Unrecognized transition asset         (5,764)      (6,485)
-------------------------------------------------------------
Prepaid asset recognized in
   the Balance Sheets                  $ 10,385     $  7,918
=============================================================


                                     Postretirement Benefits
                                     ---------------------------
                                              1997         1996
                                     ---------------------------
                                             (in thousands)
Actuarial present value of
 benefit obligation:
     Retirees and dependents               $17,363      $10,478
     Employees eligible to retire            4,537        5,484
     Other employees                        17,769       17,694
----------------------------------------------------------------
Accumulated benefit obligation              39,669       33,656
Less:
   Fair value of plan assets                 9,813        7,996
   Unrecognized net loss                     3,930        1,531
   Unrecognized transition
     obligation                              5,435        5,790
----------------------------------------------------------------
Accrued liability recognized in
   the Balance Sheets                      $20,491      $18,339
================================================================

   The weighted average rates assumed in the actuarial calculations were:

                                      1997       1996     1995
                                   ------------------------------
Discount                               7.5%      7.8%      7.3%
Annual salary increase                 5.0%      5.3%      4.8%
Long-term return on plan
  assets                               8.5%      8.5%      8.5%
-----------------------------------------------------------------

   An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 8.8 percent for 1997, decreasing gradually to 5.5 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation at December 31, 1997, by $3.2 million and the aggregate of the service and interest cost components of the net retiree cost by $278 thousand.

   Components of the plans' net costs are shown below:

                                              Pension
                              ------------------------------------
                                    1997        1996         1995
                              ------------------------------------
                                            (in thousands)
Benefits earned during
   the year                    $   3,897    $  3,880      $ 3,867
Interest cost on projected
   benefit obligation              9,301       9,129        8,042
Actual (return) loss on
   plan assets                   (32,924)    (21,021)     (33,853)
Net amortization
   and deferral                   17,246       5,920       19,619
------------------------------------------------------------------
Net pension income             $ (2,480)    $ (2,092)     $(2,325)
==================================================================

   Of the above net pension amounts, pension income of $1.8 million in 1997, $1.5 million in 1996, and $1.8 million in 1995 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.

Gulf Power Company 1997 Annual Report
                                       Postretirement Benefits
                                   --------------------------------
                                        1997        1996      1995
                                   --------------------------------
                                            (in thousands)
Benefits earned during the year       $  896      $  939    $1,259
Interest cost on accumulated
   benefit obligation                  2,845       2,330     2,520
Amortization of transition
   obligation                            356         356       853
Actual (return) loss on plan assets   (1,166)       (797)   (1,268)
Net amortization and deferral            709         318       742
-------------------------------------------------------------------
Net postretirement cost               $3,640      $3,146    $4,106
===================================================================

   Of the above net postretirement costs recorded, $2.7 million in 1997, $2.3 million in 1996, and $3.1 million in 1995 were charged to operating expenses, and the remainder was recorded in construction and other accounts.

Work Force Reduction Programs

The Company recorded costs related to work force reductions programs of $1.4 million in 1997, $1.2 million in 1996, and $7 million in 1995. The Company has also incurred its pro rata share for the costs of affiliated companies' programs. The costs related to these programs were $1.3 million for 1997, $2.1 million for 1996, and $1 million for 1995. The costs related to work force reductions have been expensed to operation expenses.

3.  LITIGATION AND REGULATORY MATTERS

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the operating companies' wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power and other similar contracts.

   In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

   In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. In November 1995, a FERC administrative law judge issued an opinion that the FERC staff failed to meet its burden of proof, and therefore, no change in the equity return was necessary. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.


   If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings, as well as certain other contracts that reference these proceedings in determining return on common equity, and if refunds were ordered, the amount of refunds could range up to approximately $194 million for Southern Company, including approximately $13 million for the Company at December 31, 1997. Although management believes that rates are not excessive and that refunds are not justified, the final outcome of this matter cannot now be determined.

Environmental Cost Recovery

In April 1993, the Florida Legislature adopted legislation for an Environmental Cost Recovery Clause (ECRC), which allows a utility to petition the FPSC for recovery of all prudent environmental compliance costs that are not being recovered through base rates or any other recovery mechanism. Such environmental costs include operation and maintenance expense, emission allowance expense, depreciation, and a return on invested capital.

   In January 1994, the FPSC approved the Company's initial petition under the ECRC for recovery of environmental costs. Beginning with this initial period through September 1996, recovery under the ECRC was determined semi-annually. In August 1996, the FPSC approved annual recovery periods beginning with the October 1996 through September 1997 period. Recovery includes a true-up of the prior period and a projection of the ensuing period. During 1997 and 1996, the Company recorded ECRC revenues of $10.2 million and $11.0 million, respectively.

   At December 31, 1997, the Company's liability for the estimated costs of environmental remediation projects for known sites was $7.3 million. These estimated costs are expected to be expended during the period 1998 to 2002.

Gulf Power Company 1997 Annual Report

These projects have been approved by the FPSC for recovery through the ECRC discussed above. Therefore, the Company recorded $1.7 million in current assets and current liabilities, and $5.6 million in deferred assets and liabilities representing the future recoverability of these costs.

4.  CONSTRUCTION PROGRAM

The Company is engaged in a continuous construction program, the cost of which is currently estimated to total $68 million in 1998, $62 million in 1999, and $62 million in 2000. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include changes in business conditions; revised load growth estimates; changes in environmental regulations; increasing costs of labor, equipment and materials; and cost of capital. At December 31, 1997, significant purchase commitments were outstanding in connection with the construction program. The Company does not have any major generating plants under construction, however, significant construction will continue related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants.

   See Management's Discussion and Analysis under "Environmental Matters" for information on the impact of the Clean Air Act Amendments of 1990 and other environmental matters.

5.  FINANCING AND COMMITMENTS

General

Current projections indicate that funds required for construction and other purposes, including compliance with environmental regulations, will be derived primarily from internal sources. Requirements not met from internal sources will be derived from the sale of additional first mortgage bonds, long-term unsecured debt, pollution control bonds, and preferred securities; bank notes; and capital contributions from Southern Company. In addition, the Company may issue additional long-term debt and preferred securities primarily for debt maturities and redemptions of higher-cost securities.

Bank Credit Arrangements

At December 31, 1997, the Company had $41.5 million of lines of credit with banks subject to renewal June 1 of each year, of which $32.5 million remained unused. In addition, the Company has two unused committed lines of credit totaling $61.9 million that were established for liquidity support of its variable rate pollution control bonds. In connection with these credit lines, the Company has agreed to pay commitment fees and/or to maintain compensating balances with the banks. The compensating balances, which represent substantially all of the cash of the Company except for daily working funds and like items, are not legally restricted from withdrawal. In addition, the Company has bid-loan facilities with ten major money center banks that total $180 million, of which $38 million was committed at December 31, 1997.

Assets Subject to Lien

The Company's mortgage, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company's fixed property and franchises.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the Company has entered into long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Total estimated long-term obligations at December 31, 1997, were as follows:

      Year                                         Fuel
     -------                                 ----------------
                                              (in millions)
     1998                                               $82
     1999                                                77
     2000                                                70
     2001                                                72
     2002                                                74
     2003 - 2007                                        408
     --------------------------------------------------------
     Total commitments                                 $783
    =========================================================

   In 1988, the Company made an advance payment of $60 million to a coal supplier under an arrangement to lower the cost of future coal purchased under an existing contract. This amount is being amortized to expense on a per ton

Gulf Power Company 1997 Annual Report

basis over a ten-year period. The remaining unamortized amount was $2.7 million at December 31, 1997.

   In December 1995, the Company made another payment of $22 million to the same coal supplier under an arrangement to lower the cost of future coal and/or to suspend the purchase of coal under an existing contract for 25 months. This amount is being amortized to expense on a per ton basis through the first quarter of 1998. The remaining unamortized amount was $1.8 million at December 31, 1997.

   The amortization expense of these contract buyouts and renegotiations is being recovered through the fuel cost recovery clause discussed under "Revenues and Regulatory Cost Recovery Clauses" in Note 1.

Lease Agreements

In 1989, the Company and Mississippi Power jointly entered into a twenty-two year operating lease agreement for the use of 495 aluminum railcars. In 1994, a second lease agreement for the use of 250 additional aluminum railcars was entered into for twenty-two years. Both of these leases are for the transportation of coal to Plant Daniel. The Company has the option after three years from the date of the original contract on the second lease agreement to purchase the railcars at the greater of the termination value or the fair market value. Additionally, at the end of each lease term, the Company has the option to renew the lease. In 1997, three additional lease agreements for 120 cars each were entered into for three years, with a monthly renewal option for up to an additional nine months.

   The Company, as a joint owner of Plant Daniel, is responsible for one half of the lease costs. The lease costs are charged to fuel inventory and are allocated to fuel expense as the fuel is used. The Company's share of the lease costs charged to fuel inventories was $2.3 million in 1997 and $1.7 million in 1996. The annual amounts for 1998 through 2002 will be $2.8 million, $2.8 million, $2.1 million, $1.7 million, and $1.7 million respectively, and after 2002 will total $17.8 million.

6.  JOINT OWNERSHIP AGREEMENTS

The Company and Mississippi Power jointly own Plant Daniel, a steam-electric generating plant located in Jackson County, Mississippi. In accordance with an operating agreement, Mississippi Power acts as the Company's agent with respect to the construction, operation, and maintenance of the plant.

   The Company and Georgia Power jointly own Plant Scherer Unit No. 3. Plant Scherer is a steam-electric generating plant located near Forsyth, Georgia. In accordance with an operating agreement, Georgia Power acts as the Company's agent with respect to the construction, operation, and maintenance of the unit.

   The Company's pro rata share of expenses related to both plants is included in the corresponding operating expense accounts in the Statements of Income.

   At December 31, 1997, the Company's percentage ownership and its investment in these jointly owned facilities were as follows:

                                    Plant Scherer      Plant
                                     Unit No. 3        Daniel
                                    (coal-fired)    (coal-fired)
                                   ------------------------------
                                            (in thousands)
Plant In Service                       $185,723(1)     $222,230
Accumulated Depreciation                $58,219        $108,176
Construction Work in Progress              $282            $231

Nameplate Capacity (2)
   (megawatts)                              205             500
Ownership                                    25%             50%
-----------------------------------------------------------------

(1)  Includes net plant acquisition adjustment.
(2)  Total megawatt nameplate capacity:
       Plant Scherer Unit No. 3:  818
       Plant Daniel:  1,000

7.  LONG-TERM POWER SALES AGREEMENTS

The Company and the other operating affiliates have long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. The unit power sales agreements are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, revenues from capacity sales primarily affect profitability. The capacity

Gulf Power Company 1997 Annual Report

revenues from these sales were $24.9 million in 1997, $25.4 million in 1996, and $25.9 million in 1995.

   Unit power from specific generating plants of Southern Company is currently being sold to Florida Power Corporation (FPC), Florida Power & Light Company (FP&L), Jacksonville Electric Authority (JEA), and the City of Tallahassee, Florida. Under these agreements, 211 megawatts of net dependable capacity were sold by the Company during 1997, and sales will remain at that level until the expiration of the contracts in 2010, unless reduced by FPC, FP&L and JEA after 2000.

   Capacity and energy sales to FP&L, the Company's largest single customer, provided revenues of $25.4 million in 1997, $27.2 million in 1996, and $25.4 million in 1995, or 4.1 percent, 4.3 percent, and 4.1 percent of operating revenues, respectively.

8.  INCOME TAXES

At December 31, 1997, the tax-related regulatory assets to be recovered from customers were $26.6 million. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. At December 31, 1997, the tax-related regulatory liabilities to be credited to customers were $56.9 million. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.


    Details of the federal and state income tax provisions are as follows:

                                      1997        1996       1995
                                ----------------------------------
                                            (in thousands)
Total provision for income taxes:
Federal--
   Currently payable              $34,522     $31,022     $29,018
   Deferred --current year         19,297      26,072      23,172
            --reversal of
                prior years       (25,778)    (24,780)    (23,116)
------------------------------------------------------------------
                                   28,041      32,314      29,074
------------------------------------------------------------------
State--
   Currently payable                5,975       4,394       4,778
   Deferred --current year          2,868       3,904       3,313
            --reversal of
                prior years        (3,434)     (3,039)     (2,979)
------------------------------------------------------------------
                                    5,409       5,259       5,112
------------------------------------------------------------------
Total                              33,450      37,573      34,186
Less income taxes charged
   (credited) to other income      (1,584)       (248)        121
------------------------------------------------------------------
Total income taxes charged
   to operations                  $35,034     $37,821     $34,065
==================================================================

   The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

                                                  1997        1996
                                            ----------- -----------
                                                (in thousands)
Deferred tax liabilities:
   Accelerated depreciation                   $156,328    $151,664
   Property basis differences                   19,220      21,028
   Other                                        14,242      17,622
-------------------------------------------------------------------
Total                                          189,790     190,314
-------------------------------------------------------------------
Deferred tax assets:
   Federal effect of state deferred taxes        9,268       9,773
   Postretirement benefits                       6,976       5,767
   Other                                        10,861       7,814
-------------------------------------------------------------------
Total                                           27,105      23,354
-------------------------------------------------------------------
Net deferred tax liabilities                   162,685     166,960
Less current portion, net                      (3,617)       3,103
-------------------------------------------------------------------
Accumulated deferred income
   taxes in the Balance Sheets              $166,302    $163,857
===================================================================

   Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation and amortization in the Statements of Income. Credits amortized in

Gulf Power Company 1997 Annual Report

this manner amounted to $2.2 million in 1997 and $2.3 million in 1996 and 1995. At December 31, 1997, all investment tax credits available to reduce federal income taxes payable had been utilized.

   A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                    1997      1996      1995
                                  --------- --------- ---------
Federal statutory rate                 35%      35%       35%
State income tax,
   net of federal deduction            4         4         4
Non-deductible book
   depreciation                        1         1         1
Difference in prior years'
   deferred and current tax rate      (1)       (1)       (3)
Other, net                            (4)       (2)       (2)
---------------------------------------------------------------
Effective income tax rate             35%       37%       35%
===============================================================

   The Company and the other subsidiaries of Southern Company file a consolidated federal tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.  COMPANY OBLIGATED MANDATORILY
    REDEEMABLE PREFERRED SECURITIES

In January 1997, Gulf Power Capital Trust I (Trust I), of which the Company owns all of the common securities, issued $40 million of 7.625 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $41 million aggregate principal amount of the Company's 7.625 percent junior subordinated notes due December 31, 2036.

   In January 1998, Gulf Power Capital Trust II (Trust II), of which the Company also owns all of the common securities, issued $45 million of 7.0 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust II are $46 million aggregate principal amount of the Company's 7.0 percent junior subordinated notes due December 31, 2037.

   The Company considers that the mechanisms and obligations relating to the preferred securities, taken together, constitute a full and unconditional guarantee by the Company of payment obligations with respect to the preferred securities of Gulf Power Capital Trust I and Trust II.

   Gulf Power Capital Trust I and Trust II are subsidiaries of the Company, and accordingly are consolidated in the Company's financial statements.

10.  POLLUTION CONTROL OBLIGATIONS AND
     OTHER LONG-TERM DEBT

Details of pollution control obligations and other long-term debt at December 31 are as follows:

                                             1997         1996
                                     --------------------------
                                         (in thousands)
Obligations incurred in
   connection with the sale by
   public authorities of
   tax-exempt pollution control
   revenue bonds:
   Collateralized
     5.25% due 2006                       $12,075      $12,075
     8.25% due 2017                             -       32,000
     6.75% due 2022                             -        8,930
     Variable Rate due 2022
       Remarketable daily                  40,930            -
     5.70% due 2023                         7,875        7,875
     5.80% due 2023                        32,550       32,550
     6.20% due 2023                        13,000       13,000
     6.30% due 2024                        22,000       22,000
     Variable Rate due 2024
       Remarketable daily                  20,000       20,000
     5.50% due 2026                        21,200       21,200
---------------------------------------------------------------
                                         $169,630   $169,630
---------------------------------------------------------------
Other long-term debt:
   5.2125% due 1996-1998                    5,754       16,823
   6.44% due 1994-1998                      2,573        7,476
   Variable Rate due 1999                  13,500       13,500
   Variable Rate due 1999                  13,500       13,500
   7.5% Junior Subordinated
     Note due 2037                         20,000            -
---------------------------------------------------------------
                                           55,327       51,299
---------------------------------------------------------------
Total                                    $224,957     $220,929
===============================================================

   Pollution control obligations represent installment purchases of pollution control facilities financed by funds derived from sales by public authorities of revenue bonds. With respect to the collateralized pollution control revenue

Gulf Power Company 1997 Annual Report

bonds, the Company has executed and delivered to trustees a like principal amount of first mortgage bonds, or in the case of the $40.9 million issue a deed of trust, as security for obligations under collateralized installment agreements. The principal and interest on the first mortgage bonds will be payable only in the event of default under the agreements.

   The estimated annual maturities of other long-term debt are as follows:
$8.3 million in 1998 and $27 million in 1999.

11. SECURITIES DUE WITHIN ONE YEAR

A summary of the improvement fund requirement and scheduled maturities and redemptions of long-term debt and preferred stock due within one year at December 31 is as follows:

                                              1997        1996
                                         ----------------------
                                               (in thousands)
Bond improvement fund requirement        $   1,300  $    1,550
Less:  Portion to be satisfied by
       certifying property additions         1,300       1,550
---------------------------------------------------------------
Cash sinking fund requirement                    -           -
Maturities of first mortgage bonds          45,000      25,000
Current portion of other long-term
   debt (Note 10)                            8,327      15,972
Redemption of preferred stock                    -      24,500
---------------------------------------------------------------
Total                                      $53,327     $65,472
===============================================================

   The first mortgage bond improvement (sinking) fund requirement amounts to 1 percent of each outstanding series of bonds authenticated under the indenture prior to January 1 of each year, other than those issued to collateralize pollution control obligations. The requirement may be satisfied by depositing cash, reacquiring bonds, or by pledging additional property equal to 1 and 2/3 times the requirement.

12.  COMMON STOCK DIVIDEND RESTRICTIONS

The Company's first mortgage bond indenture contains various common stock dividend restrictions which remain in effect as long as the bonds are outstanding. At December 31, 1997, retained earnings of $127 million were restricted against the payment of cash dividends on common stock under the terms of the mortgage indenture.

   The Company's charter previously limited cash dividends on common stock to 50 percent of net income available for such stock during a prior period of 12 months if the capitalization ratio is below 20 percent and to 75 percent of such net income if such ratio is 20 percent or more but less than 25 percent. The capitalization ratio is defined as the ratio of common stock equity to total capitalization, including retained earnings, adjusted to reflect the payment of the proposed dividend. At December 31, 1997, the ratio was 50.4 percent. These restrictions were removed by a vote of preferred shareholders on December 10, 1997.

13.  QUARTERLY FINANCIAL DATA (Unaudited)

Summarized quarterly financial data for 1997 and 1996 are as follows:

                                                       Net Income
                                                  After Dividends
                       Operating      Operating      on Preferred
Quarter Ended           Revenues         Income             Stock
------------------------------------------------------------------
                                    (in thousands)
March 31, 1997          $141,374        $20,212           $10,740
June 30, 1997            145,292         19,153            10,386
Sept. 30, 1997           193,710         34,750            27,484
Dec. 31, 1997            145,480         15,068             9,000

March 31, 1996          $154,921        $20,201           $11,258
June 30, 1996            153,821         21,565            12,581
Sept. 30, 1996           179,619         32,568            23,721
Dec. 31, 1996            146,004         19,458            10,285
------------------------------------------------------------------

   The Company's business is influenced by seasonal weather conditions and the timing of rate changes, among other factors.


SELECTED FINANCIAL AND OPERATING DATA
Gulf Power Company 1997 Annual Report


================================================================================================================
                                                                            1997           1996            1995
----------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                       $625,856       $634,365        $619,077
Net Income after Dividends
     on Preferred Stock (in thousands)                                   $57,610        $57,845         $57,154
Dividends on Common Stock (in thousands)                                 $64,600        $58,300         $46,400
Return on Average Common Equity (percent)                                  13.33          13.27           13.27
Total Assets (in thousands)                                            1,265,612     $1,308,366      $1,341,859
Gross Property Additions (in thousands)                                  $54,289        $61,386         $63,113
----------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                     $428,718       $435,758        $436,242
Preferred stock                                                           13,691         65,102          89,602
Preferred stock subject to mandatory redemption                                -              -               -
Trust preferred securities                                                40,000              -               -
Long-term debt                                                           296,993        331,880         323,376
----------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                           $779,402       $832,740        $849,220
----------------------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                         55.0           52.3            51.4
Preferred stock                                                              1.8            7.8            10.5
Trust preferred securities                                                   5.1
Long-term debt                                                              38.1           39.9            38.1
----------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                              100.0          100.0           100.0
================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                         -         55,000               -
Retired                                                                   25,000         50,930           1,750
Preferred Stock (in thousands):
Issued                                                                         -              -               -
Retired                                                                   75,911              -           1,000
----------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                  A1             A1              A1
     Standard and Poor's                                                      A+             A+              A+
     Duff & Phelps                                                           AA-            AA-              A+
Preferred Stock -
     Moody's                                                                  a2             a2              a2
     Standard and Poor's                                                       A              A               A
     Duff & Phelps                                                            A+             A+               A
----------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                              300,257        291,196         283,421
Commercial                                                                44,589         43,196          41,281
Industrial                                                                   267            278             278
Other                                                                        264            162             134
----------------------------------------------------------------------------------------------------------------
Total                                                                    345,377        334,832         325,114
================================================================================================================
Employees (year-end)                                                       1,328          1,384           1,501


SELECTED FINANCIAL AND OPERATING DATA (continued)
Gulf Power Company 1997 Annual Report
==================================================================================================================
                                                                              1994           1993            1992
------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                         $578,813       $583,142        $570,902
Net Income after Dividends
     on Preferred Stock (in thousands)                                     $55,229        $54,311         $54,090
Dividends on Common Stock (in thousands)                                   $44,000        $41,800         $39,900
Return on Average Common Equity (percent)                                    13.15          13.29           13.62
Total Assets (in thousands)                                             $1,315,542     $1,307,809      $1,062,699
Gross Property Additions (in thousands)                                    $78,869        $78,562         $64,671
------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                       $425,472       $414,196        $403,190
Preferred stock                                                             89,602         89,602          74,662
Preferred stock subject to mandatory redemption                                  -          1,000           2,000
Trust preferred securities                                                       -              -               -
Long-term debt                                                             356,393        369,259         382,047
------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                             $871,467       $874,057        $861,899
------------------------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                           48.8           47.4            46.8
Preferred stock                                                               10.3           10.4             8.9
Trust preferred securities
Long-term debt                                                                40.9           42.2            44.3
------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                100.0          100.0           100.0
==================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                           -         75,000          25,000
Retired                                                                     48,856         88,809         117,693
Preferred Stock (in thousands):
Issued                                                                           -         35,000          29,500
Retired                                                                      1,000         21,060          15,500
------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                    A2             A2              A2
     Standard and Poor's                                                         A              A               A
     Duff & Phelps                                                              A+             A+               A
Preferred Stock -
     Moody's                                                                    a2             a2              a2
     Standard and Poor's                                                        A-             A-              A-
     Duff & Phelps                                                               A              A              A-
------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                280,859        274,194         267,591
Commercial                                                                  40,398         39,253          37,105
Industrial                                                                     283            274             270
Other                                                                          106             86              74
------------------------------------------------------------------------------------------------------------------
Total                                                                      321,646        313,807         305,040
==================================================================================================================
Employees (year-end)                                                         1,540          1,565           1,613


                                      29A


SELECTED FINANCIAL AND OPERATING DATA
Gulf Power Company 1997 Annual Report

==============================================================================================================================
                                                                                          1991           1990            1989
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                     $565,207       $567,825        $527,821
Net Income after Dividends
     on Preferred Stock (in thousands)                                                 $57,796        $38,714         $37,361
Dividends on Common Stock (in thousands)                                               $38,000        $37,000         $37,200
Return on Average Common Equity (percent)                                                15.17          10.51           10.32
Total Assets (in thousands)                                                         $1,095,736     $1,084,579      $1,093,430
Gross Property Additions (in thousands)                                                $64,323        $62,462         $70,726
------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                   $390,981       $371,185        $365,471
Preferred stock                                                                         55,162         55,162          55,162
Preferred stock subject to mandatory redemption                                          7,500          9,250          11,000
Trust preferred securities                                                                   -              -               -
Long-term debt                                                                         434,648        475,284         484,608
------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                         $888,291       $910,881        $916,241
------------------------------------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                                       44.0           40.8            39.9
Preferred stock                                                                            7.1            7.1             7.2
Trust preferred securities
Long-term debt                                                                            48.9           52.1            52.9
------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                            100.0          100.0           100.0
==============================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                  50,000              -               -
Retired                                                                                 32,807          6,455           9,344
Preferred Stock (in thousands):
Issued                                                                                       -              -               -
Retired                                                                                  2,500          1,750           1,250
------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                A2             A2              A1
     Standard and Poor's                                                                     A              A               A
     Duff & Phelps                                                                           A              A             AA-
Preferred Stock -
     Moody's                                                                                a2             a2              a1
     Standard and Poor's                                                                    A-             A-              A-
     Duff & Phelps                                                                          A-             A-              A+
------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                            261,210        256,111         251,341
Commercial                                                                              34,685         34,019          33,678
Industrial                                                                                 264            252             240
Other                                                                                       72             67              67
------------------------------------------------------------------------------------------------------------------------------
Total                                                                                  296,231        290,449         285,326
==============================================================================================================================
Employees (year-end)                                                                     1,598          1,615           1,614

                                      29B


SELECTED FINANCIAL AND OPERATING DATA
Gulf Power Company 1997 Annual Report

==============================================================================================================
                                                                                          1988           1987
--------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                     $550,827       $587,860
Net Income after Dividends
     on Preferred Stock (in thousands)                                                 $45,698        $42,217
Dividends on Common Stock (in thousands)                                               $35,400        $34,200
Return on Average Common Equity (percent)                                                13.41          13.23
Total Assets (in thousands)                                                         $1,097,225     $1,051,182
Gross Property Additions (in thousands)                                                $67,042        $97,511
--------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                   $358,310       $323,012
Preferred stock                                                                         55,162         55,162
Preferred stock subject to mandatory redemption                                         12,750         14,000
Trust preferred securities                                                                   -              -
Long-term debt                                                                         497,069        474,640
--------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                         $923,291       $866,814
--------------------------------------------------------------------------------------------------------------
Capitalization Ratios (percent):
Common stock equity                                                                       38.8           37.2
Preferred stock                                                                            7.4            8.0
Trust preferred securities
Long-term debt                                                                            53.8           54.8
--------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                            100.0          100.0
==============================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                  35,000              -
Retired                                                                                  9,369              -
Preferred Stock (in thousands):
Issued                                                                                       -              -
Retired                                                                                  1,750          2,500
--------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                A1             A1
     Standard and Poor's                                                                     A              A
     Duff & Phelps                                                                           4              4
Preferred Stock -
     Moody's                                                                                a1             a1
     Standard and Poor's                                                                    A-             A-
     Duff & Phelps                                                                           5              5
--------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                            246,450        241,138
Commercial                                                                              33,030         32,139
Industrial                                                                                 206            206
Other                                                                                       61             61
--------------------------------------------------------------------------------------------------------------
Total                                                                                  279,747        273,544
==============================================================================================================
Employees (year-end)                                                                     1,601          1,603


                                      29C


SELECTED FINANCIAL AND OPERATING DATE  (continued)
Gulf Power Company 1997 Annual Report

==============================================================================================================================
                                                                                      1997               1996           1995
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                           $277,609       $285,498        $276,155
Commercial                                                                             164,435        164,181         159,260
Industrial                                                                              77,492         78,994          81,606
Other                                                                                    2,084          2,056           1,993
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                           521,620        530,729         519,014
Sales for resale - non-affiliates                                                       63,697         63,201          60,413
Sales for resale - affiliates                                                           16,760         17,762          18,619
------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                               602,077        611,692         598,046
Other revenues                                                                          23,779         22,673          21,031
------------------------------------------------------------------------------------------------------------------------------
Total                                                                                 $625,856       $634,365        $619,077
==============================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                          4,119,492      4,159,924       4,014,142
Commercial                                                                           2,897,887      2,808,634       2,708,243
Industrial                                                                           1,903,050      1,808,086       1,794,754
Other                                                                                   18,101         17,815          17,345
------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                         8,938,530      8,794,459       8,534,484
Sales for resale - non-affiliates                                                    1,531,179      1,534,097       1,396,474
Sales for resale - affiliates                                                          848,135        709,647         759,341
------------------------------------------------------------------------------------------------------------------------------
Total                                                                               11,317,844     11,038,203      10,690,299
==============================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                               6.74           6.86            6.88
Commercial                                                                                5.67           5.85            5.88
Industrial                                                                                4.07           4.37            4.55
Total retail                                                                              5.84           6.03            6.08
Sales for resale                                                                          3.38           3.61            3.67
Total sales                                                                               5.32           5.54            5.59
Average Annual Kilowatt-Hour Use Per Residential Customer                               13,894         14,457          14,148
Average Annual Revenue Per Residential Customer                                        $936.30        $992.17         $973.35
Plant Nameplate Capacity Ratings (year-end) (megawatts)                                  2,174          2,174           2,174
Maximum Peak-Hour Demand - Net of SEPA (megawatts):
Winter                                                                                   1,844          2,136           1,732
Summer                                                                                   2,032          1,961           2,040
Annual Load Factor (percent)                                                              55.5           51.4            53.0
Plant Availability - Fossil-Steam (percent)                                               91.0           91.8            84.0
------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                      87.1           87.8            86.8
Oil and gas                                                                                0.4            0.5             0.4
Purchased power -
     From non-affiliates                                                                   3.5            2.7             4.0
     From affiliates                                                                       9.0            9.0             8.8
------------------------------------------------------------------------------------------------------------------------------
Total                                                                                    100.0          100.0           100.0
==============================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                     10,436         10,484          10,609
Cost of fuel per million BTU (cents)                                                    190.75         192.22          196.62
Average cost of fuel per net kilowatt-hour generated (cents)                              1.99           2.02            2.09
==============================================================================================================================

                                       30



SELECTED FINANCIAL AND OPERATING DATA  (continued)
Gulf Power Company 1997 Annual Report

========================================================================================================================
                                                                                  1994           1993            1992
------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                   $252,598       $244,967        $235,296
Commercial                                                                     146,394        137,308         133,071
Industrial                                                                      82,169         87,526          91,320
Other                                                                            1,955          1,882           1,784
------------------------------------------------------------------------------------------------------------------------
Total retail                                                                   483,116        471,683         461,471
Sales for resale - non-affiliates                                               66,111         72,209          70,078
Sales for resale - affiliates                                                   17,353         23,166          24,075
------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                       566,580        567,058         555,624
Other revenues                                                                  12,233         16,084          15,278
------------------------------------------------------------------------------------------------------------------------
Total                                                                         $578,813       $583,142        $570,902
========================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                  3,751,932      3,712,980       3,596,515
Commercial                                                                   2,548,846      2,433,382       2,369,236
Industrial                                                                   1,847,114      2,029,936       2,179,435
Other                                                                           17,354         16,944          16,649
------------------------------------------------------------------------------------------------------------------------
Total retail                                                                 8,165,246      8,193,242       8,161,835
Sales for resale - non-affiliates                                            1,418,977      1,460,105       1,430,908
Sales for resale - affiliates                                                  874,050      1,029,787       1,208,771
------------------------------------------------------------------------------------------------------------------------
Total                                                                       10,458,273     10,683,134      10,801,514
========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                       6.73           6.60            6.54
Commercial                                                                        5.74           5.64            5.62
Industrial                                                                        4.45           4.31            4.19
Total retail                                                                      5.92           5.76            5.65
Sales for resale                                                                  3.64           3.83            3.57
Total sales                                                                       5.42           5.31            5.14
Average Annual Kilowatt-Hour Use Per Residential Customer                       13,486         13,671          13,553
Average Annual Revenue Per Residential Customer                                $907.92        $901.96         $886.66
Plant Nameplate Capacity Ratings (year-end) (megawatts)                          2,174          2,174           2,174
Maximum Peak-Hour Demand - Net of SEPA (megawatts):
Winter                                                                           1,801          1,571           1,533
Summer                                                                           1,795          1,898           1,828
Annual Load Factor (percent)                                                      56.7           54.5            55.0
Plant Availability - Fossil-Steam (percent)                                       92.2           88.9            91.2
------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                              87.2           84.5            87.7
Oil and gas                                                                        0.2            0.5             0.1
Purchased power -
     From non-affiliates                                                           2.8            1.5             0.8
     From affiliates                                                               9.8           13.5            11.4
------------------------------------------------------------------------------------------------------------------------
Total                                                                            100.0          100.0           100.0
========================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                             10,614         10,390          10,347
Cost of fuel per million BTU (cents)                                            189.55         197.37          200.30
Average cost of fuel per net kilowatt-hour generated (cents)                      2.01           2.05            2.07
========================================================================================================================

                                      31A


SELECTED FINANCIAL AND OPERATING DATA  (continued)
Gulf Power Company 1997 Annual Report


================================================================================================================================
                                                                                          1991           1990            1989
--------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                           $231,220       $217,843        $203,781
Commercial                                                                             130,691        124,066         118,897
Industrial                                                                              92,300         91,041          84,671
Other                                                                                    1,860          1,805           1,586
--------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                           456,071        434,755         408,935
Sales for resale - non-affiliates                                                       69,636         73,855          67,554
Sales for resale - affiliates                                                           29,343         38,563          39,244
--------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                               555,050        547,173         515,733
Other revenues                                                                          10,157         20,652          12,088
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                 $565,207       $567,825        $527,821
================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                          3,455,100      3,360,838       3,293,750
Commercial                                                                           2,272,690      2,217,568       2,169,497
Industrial                                                                           2,117,408      2,177,872       2,094,670
Other                                                                                   17,118         18,866          17,209
--------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                         7,862,316      7,775,144       7,575,126
Sales for resale - non-affiliates                                                    1,550,018      1,775,703       1,640,355
Sales for resale - affiliates                                                        1,236,223      1,435,558       1,461,036
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                               10,648,557     10,986,405      10,676,517
================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                               6.69           6.48            6.19
Commercial                                                                                5.75           5.59            5.48
Industrial                                                                                4.36           4.18            4.04
Total retail                                                                              5.80           5.59            5.40
Sales for resale                                                                          3.55           3.50            3.44
Total sales                                                                               5.21           4.98            4.83
Average Annual Kilowatt-Hour Use Per Residential Customer                               13,320         13,173          13,173
Average Annual Revenue Per Residential Customer                                        $891.38        $853.86         $815.00
Plant Nameplate Capacity Ratings (year-end) (megawatts)                                  2,174          2,174           2,174
Maximum Peak-Hour Demand - Net of SEPA (megawatts):
Winter                                                                                   1,418          1,310           1,814
Summer                                                                                   1,740          1,778           1,691
Annual Load Factor (percent)                                                              57.0           55.2            52.6
Plant Availability - Fossil-Steam (percent)                                               92.2           89.2            89.1
--------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                      82.0           69.8            78.3
Oil and gas                                                                                0.1            0.5             0.2
Purchased power -
     From non-affiliates                                                                   0.5            0.6             0.4
     From affiliates                                                                      17.4           29.1            21.1
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                    100.0          100.0           100.0
================================================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                     10,636         10,765          10,621
Cost of fuel per million BTU (cents)                                                    203.60         206.06          193.70
Average cost of fuel per net kilowatt-hour generated (cents)                              2.17           2.22            2.06
================================================================================================================================

                                      31B


SELECTED FINANCIAL AND OPERATING DATA  (continued)
Gulf Power Company 1997 Annual Report


===============================================================================================================
                                                                                          1988           1987
--------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                           $184,036       $199,701
Commercial                                                                             107,615        116,057
Industrial                                                                              72,634         80,295
Other                                                                                    1,402          1,357
--------------------------------------------------------------------------------------------------------------
Total retail                                                                           365,687        397,410
Sales for resale - non-affiliates                                                      117,466        134,456
Sales for resale - affiliates                                                           48,277         55,955
--------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                               531,430        587,821
Other revenues                                                                          19,397             39
--------------------------------------------------------------------------------------------------------------
Total                                                                                 $550,827       $587,860
==============================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                          3,154,541      3,055,041
Commercial                                                                           2,088,598      1,986,332
Industrial                                                                           1,968,091      1,839,931
Other                                                                                   16,257         15,241
--------------------------------------------------------------------------------------------------------------
Total retail                                                                         7,227,487      6,896,545
Sales for resale - non-affiliates                                                    1,911,759      2,138,390
Sales for resale - affiliates                                                        2,326,238      2,689,487
--------------------------------------------------------------------------------------------------------------
Total                                                                               11,465,484     11,724,422
==============================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                               5.83           6.54
Commercial                                                                                5.15           5.84
Industrial                                                                                3.69           4.36
Total retail                                                                              5.06           5.76
Sales for resale                                                                          3.91           3.94
Total sales                                                                               4.64           5.01
Average Annual Kilowatt-Hour Use Per Residential Customer                               12,883         12,763
Average Annual Revenue Per Residential Customer                                        $751.60        $834.31
Plant Nameplate Capacity Ratings (year-end) (megawatts)                                  2,174          2,174
Maximum Peak-Hour Demand - Net of SEPA (megawatts):
Winter                                                                                   1,395          1,354
Summer                                                                                   1,613          1,617
Annual Load Factor (percent)                                                              56.5           54.4
Plant Availability - Fossil-Steam (percent)                                               88.2           92.8
--------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                      93.2           93.5
Oil and gas                                                                                0.4            0.4
Purchased power -
     From non-affiliates                                                                   0.4            0.4
     From affiliates                                                                       6.0            5.7
--------------------------------------------------------------------------------------------------------------
Total                                                                                    100.0          100.0
==============================================================================================================
Total Fuel Economy Data:
BTU per net kilowatt-hour generated                                                     10,461         10,512
Cost of fuel per million BTU (cents)                                                    178.00         197.53
Average cost of fuel per net kilowatt-hour generated (cents)                              1.86           2.08
==============================================================================================================



                                      31C